As filed with the Securities and Exchange Commission on September 23, 2008
Registration No. 333-151345

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1
To
Form S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CC MEDIA HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	4832 (Primary Standard Industrial Classification Code Number)	26-0241222 (I.R.S. Employer Identification Number)
200 East Basse Road
San Antonio, TX 78209
(210) 822-2828
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Andrew W. Levin
Executive Vice President, Chief Legal Officer and Secretary
Clear Channel Communications, Inc.
200 East Basse Road
San Antonio, TX 78209
(210) 822-2828
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
C.N. Franklin Reddick, Esq.
Akin Gump Strauss Hauer & Feld LLP
2029 Century Park East, Suite 2400
Los Angeles, CA 90067
(310) 229-1000
     Approximate date of commencement of proposed sale of securities to the public:  Not applicable.

     If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☑ (Do not check if a smaller reporting company)	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES
      On June 2, 2008, CC Media Holdings, Inc., a Delaware corporation (the “Company”), filed a registration statement (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) on Form S-4 (File No. 333-151345), registering 13,395,620 shares of the Company’s Class A common stock, par value $0.001 per share (the “Class A Stock”). Pursuant to Rule 429 under the Securities Act of 1933, as amended, the registration statement also related to 30,612,245 shares of Class A Stock that the Company previously registered on a registration statement on Form S-4 (File No. 333-143349) filed with the Commission on May 30, 2007 (the “Prior Registration Statement”). The Registration Statement also constituted a post-effective amendment to the Prior Registration Statement. Upon effectiveness, the Registration Statement, together with the Prior Registration Statement, related to an aggregate of 44,007,865 shares of Class A Stock.
     The Registration Statement and the Prior Registration Statement were filed in connection with that certain Agreement and Plan of Merger, dated as of November 16, 2006, by and among the Company, BT Triple Crown Merger Co., Inc. (“Merger Sub”), B Triple Crown Finco, LLC and T Triple Crown Finco, LLC (together with B Triple Crown Finco, LLC, the “Fincos”), as amended by Amendment No. 1 thereto, dated April 18, 2007, by and among the Company, Merger Sub and the Fincos, as further amended by Amendment No. 2 thereto, dated May 17, 2007, by and among the Company, Merger Sub, the Fincos and CC Media Holdings, Inc. (“Holdings”), and as further amended by Amendment No. 3 thereto, dated May 13, 2008, by and among the Company, Merger Sub, Holdings and the Fincos, pursuant to which, on July 30, 2008, Merger Sub merged with and into the Company, with the Company as the surviving entity.
     The Company files this post-effective amendment to the Registration Statement to deregister shares of Class A Stock which were registered under the Registration Statement but were not sold thereunder. As of the date of this post-effective amendment, 22,288,941 shares of Class A Stock remained unsold and are hereby deregistered.

SIGNATURES
           Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Post-Effective Amendment No. 1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on August 11, 2008.

CC Media Holdings, Inc.
By:	/s/ Mark P. Mays
Mark P. Mays
Chief Executive Officer

           Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-4, File No. 333-151345, has been signed by the following persons or by Charles Brizius or Ed Han, as such persons’ true and lawful attorneys-in-fact, in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark P. Mays Mark P. Mays	Chief Executive Officer and Director	August 11, 2008

/s/ Randall T. Mays Randall T. Mays	President and Chief Financial Officer (Principal Financial Officer) and Director	August 11, 2008

/s/ Herbert W. Hill, Jr. Herbert W. Hill, Jr.	Senior Vice President/Chief Accounting Officer (Principal Accounting Officer)	August 11, 2008

/s/ Steve Barnes** Steve Barnes	Director	September 9, 2008

/s/ Richard Bressler* Richard Bressler	Director	September 9, 2008

/s/ Charles Brizius Charles Brizius	Director	September 9, 2008

Signature	Title	Date

/s/ John Connaughton** John Connaughton	Director	September 9, 2008

/s/ Ed Han Ed Han	Director	September 9, 2008

/s/ Ian Loring** Ian Loring	Director	September 9, 2008

/s/ Scott Sperling* Scott Sperling	Director	September 9, 2008

/s/ Kent Weldon* Kent Weldon	Director	September 9, 2008

*	By:	/s/ Charles Brizius	September 9, 2008
Charles Brizius Attorney-in-Fact

*	By:	/s/ Ed Han	September 9, 2008
Ed Han Attorney-in-Fact